DENBURY RESOURCES INC.
                             P R E S S R E L E A S E
                    Denbury Adds 29 MMBOE of Reserves in 2004
                            From Internal Development
News Release
Released at 7:30 AM CDT

     DALLAS - February 1, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) today announced that its total proved oil and natural gas reserves as of December 31, 2004 were 129.4 million barrels of oil equivalent (MMBOE), consisting of 101.3 million barrels (MMBbls) of crude oil and 168.5 billion cubic feet (Bcf) of natural gas. This total represents a 15% increase over Denbury's proved reserve quantities at December 31, 2003 after adjusting for the 16.4 MMBOE of proved reserves sold during 2004. DeGolyer and MacNaughton, an independent reservoir engineering firm, has prepared Denbury's year-end reserve report for each of the last four years.

Proved Reserve and Finding Cost Analysis
----------------------------------------

     Denbury added 29.6 MMBOE of proved reserves during 2004 (before property sales and production), almost entirely from internal organic growth, replacing 247% of its 2004-estimated production. The most significant reserve addition,
18.7 MMBbls, is related to the Company's tertiary oil recovery project at Brookhaven Field in Mississippi. The Company also added approximately 45 Bcf of reserves from additional natural gas wells in the Barnett Shale near Fort Worth, Texas. Preliminary estimates of capital spending during 2004 include approximately $166 million for development and exploration activities and approximately $11 million expended for acquisitions. The Company also spent an estimated $50 million on its CO2 producing wells and facilities and received net proceeds from property sales during the year of approximately $198 million, including net proceeds of approximately $187 million from the sale of its offshore properties. Based on these preliminary expenditure estimates, excluding the CO2 expenditures, the 2004 sale of offshore properties and 2004 activity thereon, and the change in future development cost and retirement obligations, Denbury's finding and development costs for 2004 were an estimated $5.35 per BOE. Approximately 55% of Denbury's year-end 2004 proved reserves are categorized as proved developed.

     In accordance with SEC requirements, Denbury's proved reserves at December 31, 2004 were computed using unescalated year-end 2004 NYMEX commodity prices of $43.45 per barrel of oil and $6.15 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company as of December 31, 2004. Using these prices, the discounted net present value of Denbury's proved reserves, before projected income taxes, at December 31, 2004, using a 10% discount rate ("PV-10 Value") was $1.64 billion, approximately 31% higher than the Company's PV-10 Value a year earlier (after adjusting for the PV-10 Value of the offshore proved reserves sold during 2004). PV-10 Value is different than the standardized measure of discounted estimated future net cash flows, which is an after-tax calculation. Proved reserves at the prior year-end were computed using unescalated NYMEX commodity prices of $32.52 per barrel of oil and $6.19 per MMBtu of natural gas. The 2004 PV-10 Value was negatively affected as certain of our NYMEX oil differentials were worse at December 31, 2004 than they averaged during 2004 or in prior years. If the PV-10

Value had been calculated at December 31, 2004 using average NYMEX oil differentials during 2004, that value would have been approximately $89 million higher than the PV-10 Value calculated using year-end differentials.

     Following is a preliminary reconciliation of the Company's proved reserve quantities between December 31, 2003 and December 31, 2004:


                                                                       MMBOE
                                                                 -----------------
Balance at 12/31/2003                                                       128.2
         Acquisitions                                                         0.6
         Extensions, discoveries, enhanced
         recoveries, and other revisions                                     29.0
         Property sales                                                     (16.4)
         Estimated 2004 production                                          (12.0)
                                                                 -----------------
Balance at 12/31/2004                                                       129.4
                                                                 =================

Management Comments
-------------------

     Gareth Roberts, Chief Executive Officer, said: "Our core operations, the tertiary operations in Mississippi, are continuing to perform well. We added approximately 18.7 MMBbls of reserves at Brookhaven Field in 2004, a field at which we commenced carbon dioxide injections in January 2005. With the sale of our offshore properties in mid 2004, we are able to focus our attention and capital on these core properties. We are also escalating our development of our Texas Barnett Shale acreage, with 25 wells scheduled for 2005. This area is also performing well, as evidenced by the 45 Bcf increase in reserves during 2004. Our overall finding and development cost, helped by the addition of reserves at Brookhaven, was very good at around $5.35 per BOE. Including increases in future development costs, the all-in incremental cost of reserve additions for us is averaging just under $8.00 per BOE for the last three years, similar to our current depreciation and depletion rate. This is an excellent result, in our opinion, and provides justification for our strategy of adding reserves through CO2 tertiary projects. With the strong oil prices and our inventory of low-risk tertiary projects, our future continues to look very positive."

Upcoming Presentation
---------------------

     Gareth Roberts, President and CEO, will be presenting at the Credit Suisse First Boston Energy Conference today, February 1st. The slide presentation that will be used at this conference will be available on Denbury's website, www.denbury.com on February 1st, and will include certain updated operational and financial data. The presentation by Mr. Roberts will also be webcast, available from www.denbury.com and archived on Denbury's web site for approximately 30 days thereafter.

2004 Earnings Release
---------------------

     The Company will announce its 4th quarter and 2004 year-end results on Thursday, February 24, 2005. You are invited to listen to Denbury's conference call broadcast live over the Internet on Thursday, February 24, 2005 at 10:00 a.m. CDT. Gareth Roberts, President and Chief Executive Officer, Phil Rykhoek,

Sr. Vice President and Chief Financial Officer, Mark Worthey, Senior Vice President - Operations and Tracy Evans, Senior Vice President of Reservoir Engineering, will lead the call. The call may be accessed at Denbury's website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on Denbury's website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing (888) 203-1112 or (719) 457-0820.

About the Company
-----------------

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, estimated capital expenditures and production for 2004, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com